Exhibit 99.1

Media Contact:

Mike Barone

713-275-8243

mbarone@greenbank.com

Investor Relations:

713-275-8220
investors@greenbank.com

PRESS RELEASE

FOR IMMEDIATE RELEASE

Green Bancorp, Inc. Announces That John Durie, Executive Vice President and Chief Financial Officer, Will Step Down From His Role and Join Bank’s Board of Directors

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Houston – August 30, 2016 – Green Bancorp, Inc. (NASDAQ: GNBC), the bank holding company (“Green Bancorp” or the “Company”) that operates Green Bank, N.A. (“Green Bank”), today announced that John Durie, Executive Vice President and Chief Financial Officer of Green Bancorp and Senior Executive Vice President and Chief Financial Officer of Green Bank, will step down from his current position on October 31, 2016 to accept the role of Chief Executive Officer of Redstone Group, Ltd., affiliates of which are significant customers of the Bank and shareholders of the Company.  The Company also announced that Mr. Durie will become a member of the Bank’s Board of Directors on November 1, 2016.

The Company has initiated a search and is in the process of identifying a successor. Elizabeth Vandervoort, Executive Vice President and Chief Accounting Officer of Green Bank, will be named Interim Chief Financial Officer until a permanent replacement is selected.

Mr. Manny Mehos, Chairman of the Board and Chief Executive Officer of Green Bancorp, commented, “John has contributed significantly to the growth and success of Green Bancorp since the merger of the Company with Redstone Bank in 2006.  While we will miss his involvement on a day-to-day basis, I am pleased that John will remain a part of the Green Bank team in his new role on the Board of Directors of the Bank.  On behalf of our senior management team, I thank John for his service to the Company.”

Mr. John Durie added, “I would like to thank Manny and our senior management team for the opportunity to be a part of the Company these last ten years.  It has been a truly rewarding experience to participate in building Green Bank from a small de novo bank to close to $4 billion in assets in a relatively short period of time.  I look forward to continuing my work with the Bank in my new role as a member of the Bank’s Board of Directors.”

To learn more about Green Bancorp, please visit the company's website at www.greenbank.com.  Green Bancorp uses its website as a channel of distribution for material company information.  Financial and other material information regarding Green Bancorp is routinely posted on the Company's website and is readily accessible.

About Green Bancorp, Inc.

Headquartered in Houston, Texas, Green Bancorp, Inc. is a bank holding company that operates Green Bank, N.A., in Houston, Dallas and Austin. Commercial-focused, Green Bank is a nationally chartered bank regulated by the Office of the Comptroller of the Currency, a division of the Department of the Treasury of the United States.